ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated February 12, 2014

UBS AG $• Trigger Phoenix Autocallable Optimization Securities

Linked to the least performing shares between the common stock of Citigroup Inc. and the shares of iShares® MSCI Mexico Capped ETF due on or about August 17, 2015

Investment Description

UBS AG Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the least performing shares between the common stock of Citigroup Inc. and the shares of iShares® MSCI Mexico Capped ETF (each an “underlying equity” and together the “underlying equities”). UBS will pay a monthly contingent coupon payment if the closing prices of both of the underlying equities on the applicable observation date are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for the month. UBS will automatically call the Securities early if the closing prices of both of the underlying equities on any observation date (monthly, beginning after two months) are equal to or greater than their respective initial prices. If the Securities are called, UBS will pay you the principal amount of your Securities plus the contingent coupon for that month and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and a trigger event does not occur, UBS will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final month. If the Securities are not called prior to maturity and a trigger event has occurred, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative return of the least performing underlying equity over the term of the Securities and you may lose up to 100% of your initial investment. A trigger event is deemed to have occurred if the closing price of either of the underlying equities is below its respective trigger price on the trigger observation date, which is the final valuation date. Investing in the Securities involves significant risks. You will lose some or all of your principal amount if the Securities are not called and a trigger event occurs. The Securities will not pay a contingent coupon if the price of either underlying equity is below its respective coupon barrier on an observation date. The Securities will not be subject to an automatic call after 2 months if the price of either underlying equity is below its respective initial price on an observation date. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Contingent Coupon — UBS will pay a monthly contingent coupon payment if the closing prices of both of the underlying equities on the applicable observation date are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for the month.

❑

Automatically Callable — UBS will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that month if the closing prices of both of the underlying equities on any observation date (monthly, beginning after two months) are equal to or greater than their respective initial prices. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and a trigger event has not occurred, UBS will repay your principal amount per Security at maturity. If by maturity the Securities have not been called and a trigger event has occured, UBS will repay less than the principal amount, if anything, resulting in a loss of principal that is proportionate to the negative underlying return of the least performing underlying equity from the trade date to the final valuation date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	February 12, 2014
Settlement Date	February 18, 2014
Observation Dates	Monthly (callable after 2 months) (see page 4)
Final Valuation Date	August 12, 2015
Maturity Date	August 17, 2015

*	Expected. See page 4 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-17 OF THE TRIGGER PHOENIX AUTOCALLABLE OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These preliminary terms relate to Securities linked to the least performing shares between the common stock of Citigroup Inc. and the shares of iShares® MSCI Mexico Capped ETF. The initial prices, trigger prices and coupon barriers for the Securities will be set on the trade date. The Securities are offered at a minimum investment of 1 Security at $1,000.00 per Security, and integral multiples of $1,000.00 in excess thereof.

Underlying Equities	Tickers	Contingent Coupon Rate	Initial Prices	Trigger Prices	Coupon Barriers	CUSIP	ISIN
Common stock of Citigroup Inc.	C	9.00% per annum	$•	73% of the Initial Price	73% of the Initial Price	90271T794	US90271T7946
Shares of iShares® MSCI Mexico Capped ETF	EWW		$•	73% of the Initial Price	73% of the Initial Price

The estimated initial value of the Securities as of the trade date is expected to be between $952.00 and $972.00 for Securities linked to the least performing shares between the common stock of Citigroup Inc. and the shares of iShares® MSCI Mexico Capped ETF. The range of the estimated initial value of the Securities was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 8 and 9 of this free writing prospectus.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement relating to the Securities, dated August 24, 2012, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the least performing shares between the common stock of Citigroup Inc. and the shares of iShares® MSCI Mexico Capped ETF	$•	$1,000.00	$•	$10.00	$•	$990.00

UBS Securities LLC	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Trigger Phoenix Autocallable Optimization Securities Product Supplement dated August 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512367996/d402341d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Autocallable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “Trigger Phoenix Autocallable Optimization Securities product supplement” mean the UBS product supplement, dated August 24, 2012, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the least performing of the underlying equities.

♦

You believe the closing price of each of the underlying equities will be equal to or greater than its respective coupon barriers on the specified observation dates (including the final valuation date).

♦	You believe a trigger event will not occur, meaning the closing prices of both of the underlying equities will be greater than or equal to their respective trigger prices on the final valuation date.

♦

You understand and accept that you will not participate in any appreciation in the prices of the underlying equities and that your potential return is limited to the contingent coupon payments specified in the applicable pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equities.

♦	You would be willing to invest in the Securities based on the coupon barriers and trigger levels specified on the cover hereof.

♦	You would be willing to invest in the Securities based on the contingent coupon rate specified on the cover hereof.

♦	You are willing to forgo dividends paid on the underlying equities and you do not seek guaranteed current income from this investment.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 18 months, and accept that there may be little or no secondary market for the Securities.

♦	You seek an investment with exposure to companies in emerging markets.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the least performing underlying equity.

♦

You believe that the price of either of the underlying equities will decline during the term of the Securities and is likely to be less than its coupon barrier on the specified observation dates (including the final valuation date).

♦	You believe a trigger event will occur, meaning the closing price of either of the underlying equities will be below its respective trigger price on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equities or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equities.

♦	You would be unwilling to invest in the Securities based on the coupon barriers and trigger levels specified on the cover hereof.

♦	You would be unwilling to invest in the Securities based on the contingent coupon rate specified on the cover hereof.

♦	You prefer to receive the dividends paid on the underlying equities and you seek guaranteed current income from this investment.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 18 months, or you seek an investment for which there will be an active secondary market for the Securities.

♦	You do not seek an investment with exposure to companies in emerging markets.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this free writing prospectus for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000,00 per Security
Term(1)	Approximately 18 months, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust (i) the observation dates (including the final valuation date) to ensure that the term between each observation date remains the same and/or (ii) the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.
Underlying Equities	The common stock of Citigroup Inc. and the shares of iShares® MSCI Mexico Capped ETF.
Contingent Coupon

If the closing prices of both of the underlying equities are equal to or greater than their respective coupon barriers on any observation date, UBS will pay you the contingent coupon applicable to such observation date (as set forth on page 6).

If the closing price of either underlying equity is less than its respective coupon barrier on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date (as set forth on page 6). The contingent coupon will be a fixed amount based upon equal monthly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon amount that would be applicable to each observation date on which the closing prices of both of the underlying equities are greater than or equal to their respective coupon barriers. The table below reflects the contingent coupon rate of 9.00% per annum for the Securities linked to the least performing shares between the common stock Citigroup Inc. and the shares of iShares® MSCI Mexico Capped ETF.

Contingent Coupon (per Security) Citigroup Inc. and iShares® MSCI Mexico Capped ETF
$7.50
Contingent coupon payments on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing price of either underlying equity is less than its respective coupon barrier.
Trigger Event

A trigger event is deemed to have occurred if the closing price of either of the underlying equities is below its respective trigger price on the trigger observation date.

In this case, you will be exposed to the decline of the least performing underlying equity from the trade date to the final valuation date.

Trigger Observation Date	August 12, 2015, which is the final valuation date. The trigger observation date may be postponed due to a market disruption event as set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement beginning on page PS-37.
Contingent Coupon Rate	The contingent coupon rate is 9.00% per annum for Securities linked to the least performing shares between the common stock of Citigroup Inc. and the shares of iShares® MSCI Mexico Capped ETF.
Automatic Call Feature

The Securities will be called automatically if the closing prices of both of the underlying equities on any observation date (monthly, beginning April 14, 2014) are equal to or greater than their respective initial prices.

If the Securities are called on any observation date (monthly, beginning April 14, 2014), UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

The Securities will not be subject to an automatic call if the price of either underlying equity is below its respective initial price on an observation date.

Payment at Maturity (per Security)

If the Securities are not called and a trigger event does not occur, UBS will pay you a cash payment per Security on the maturity date equal to $1,000.00 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and a trigger event occurs, UBS will pay you a cash payment per security on the maturity date that is less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return of the least performing underlying equity, for an amount equal to:

$1,000.00 + ($1,000.00 x Underlying Return of the Least

Performing Underlying Equity)

You will lose some or all of your principal amount if the Securities are not called and a trigger event occurs.

Least Performing Underlying Equity	The underlying equity with the largest percentage decrease between its initial price and its final price, as compared to the percentage decreases or increases between the respective initial price and final price of both of the underlying equities. The determination of the least performing underlying equity may be affected by the occurrence of certain corporate events affecting one or both of the underlying equities.
Underlying Return	Final Price – Initial Price Initial Price
Trigger Price	A percentage of the initial price of each underlying equity (to be determined on the trade date), as specified on the first page of this free writing prospectus (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the Trigger Phoenix Autocallable Optimization Securities product supplement).
Coupon Barrier	A percentage of the initial price of each underlying equity (to be determined on the trade date), as specified on the first page of this free writing prospectus (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the Trigger Phoenix Autocallable Optimization Securities product supplement).
Initial Price	The closing price of each underlying equity on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the Trigger Phoenix Autocallable Optimization Securities product supplement).
Final Price	The closing price of each underlying equity on the final valuation date, as determined by the calculation agent.
Coupon Payment Dates	Two business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

Investment Timeline

Trade date	The initial price of each underlying equity is observed, and the trigger price and coupon barrier for each underlying equity are determined.

Monthly (callable after 2 months)

If the closing prices of both of the underlying equities are equal to or greater than their respective coupon barriers on any observation date, UBS will pay you a contingent coupon on the applicable coupon payment date.

The Securities will be called if the closing prices of both of the underlying equities on any observation date (monthly, beginning after two months) are equal to or greater than their respective initial prices. If the Securities are called UBS will pay you a cash payment per Security equal to $1,000.00 plus the contingent coupon otherwise due on such date.

Maturity date

The final price of each underlying equity is observed on the final valuation date.

If the Securities have not been called and a trigger event has not occurred, UBS will repay the principal amount equal to $1,000.00 per Security plus the contingent coupon otherwise due on the maturity date.

If the Securities have not been called and a trigger event has occurred, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the least performing underlying equity, for an amount equal to:

$1,000.00 + ($1,000.00 x Underlying Return of the Least

Performing Underlying Equity)

per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

The Securities will not pay a contingent coupon if the price of either underlying equity is below its respective coupon barrier on an observation date. The Securities will not be subject to an automatic call if the price of either underlying equity is below its respective initial price on an observation date. If not called, you will lose some or all of your investment at maturity if a trigger event occurs.

(1)	Subject to the market disruption event provisions set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement beginning on page PS-37.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
March 12, 2014*	March 14, 2014	October 14, 2014	October 16, 2014	May 12, 2015	May 14, 2015
April 14, 2014	April 16, 2014	November 12, 2014	November 14, 2014	June 12, 2015	June 16, 2015
May 12, 2014	May 14, 2014	December 12, 2014	December 16, 2014	July 13, 2015	July 15, 2015
June 12, 2014	June 16, 2014	January 12, 2015	January 14, 2015	August 12, 2015	August 17, 2015
July 14, 2014	July 16, 2014	February 12, 2015	February 17, 2015
August 12, 2014	August 14, 2014	March 12, 2015	March 16, 2015
September 12, 2014	September 16, 2014	April 13, 2015	April 15, 2015

*	The Securities are not callable until the second observation date, which is April 14, 2014.

(1)	Subject to the market disruption event provisions set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement beginning on page PS-37.

(2)

If you are able to sell the Securities in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date. If you are able to sell your Securities in the secondary market on the day following an observation date and before the applicable coupon payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date.

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equities. Some of the risks that apply to the offering of Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the Trigger Phoenix Autocallable Optimization Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if a trigger event does not occur. If the Securities are not called and a trigger event occurs, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the least performing underlying equity.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the prices of both of the underlying equities are equal to or greater than their respective trigger prices.

♦

You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the closing price of either of the underlying equities on an observation date is less than its respective coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing price of either of the underlying equities is less than its respective coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦

Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying equities — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying equities. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not accrue or receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the second observation date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the underlying equities’ risk of decline even though you are not able to participate in any appreciation in the price of the underlying equities. As a result, the return on an investment in the Securities could be less than the return on a direct investment in either or both of the underlying equities.

♦

Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equities reflects a higher expectation as of the trade date that the price of either underlying equity could be less than its respective trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is a fixed amount, the volatilities of the underlying equities can change significantly over the term of the Securities. The prices of the underlying equities for your Securities could fall sharply, which could result in a significant loss of principal.

♦

Reinvestment risk — The Securities will be called automatically if the closing prices of both of the underlying equities are equal to or greater than their respective initial prices on any observation date (monthly, beginning after two months). In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

♦

You are exposed to the price risk of each underlying equity — Your return on the Securities is not linked to a basket consisting of the underlying equities. Rather, it will be contingent upon the performance of each individual underlying equity. Unlike an instrument with a return linked to a basket of common stocks or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each of the underlying equities. Poor performance by either of the underlying equities over the term of the Securities may negatively affect your return and will not be offset or mitigated by a positive performance by the other underlying equity. For the Securities to be automatically called or to receive any contingent coupon payment or contingent repayment of principal at maturity from UBS, the closing price or final price, as applicable, of both underlying equities must be greater than or equal to their initial prices, coupon barriers and trigger prices, respectively, on the applicable observation date or trigger observation date. In addition, if the Securities are not called prior to maturity and if the final price of either underlying equity is less than its trigger price and coupon barrier as of the final valuation date, you will be fully exposed to the negative return of the least performing underlying equity, even if the other underlying equity has appreciated. Accordingly, your investment is subject to the price risk of each underlying equity.

♦

Because the Securities are linked to the performance of more than one underlying equity (instead of to the performance of one underlying equity), it is more likely that one of the underlying equities will decrease in value below its trigger price, increasing the probability that you will lose some or all of your initial investment — The risk that you will lose some or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to securities that are linked to the performance of a single underlying equity if their terms are otherwise substantially similar. With a greater total number of underlying equities, it is more likely that a trigger event will occur, and therefore it is more likely that you will not receive contingent coupon payments on the applicable coupon payment dates and that you will receive an amount in cash that is worth less than your principal amount on the maturity date. In addition, if the performances of the underlying equities are not correlated to each other, the risk that a trigger event will occur is even greater.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The price of each underlying equity can rise or fall sharply due to factors specific to such underlying equity or the securities constituting the assets of such underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as equity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should conduct your own investigation into the respective underlying equity issuer and the underlying equities for your Securities. For additional information regarding each underlying equity issuer, please see “Information about the Underlying Equities” and “ Citigroup Inc.” and “iShares® MSCI Mexico Capped ETF” in this free writing prospectus and the respective underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by each underlying equity issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs, projected profits and the application of our internal funding rate. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the underlying equities and the underlying constituents, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the offering of Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the including the price, volatility and expected dividends on the underlying equities and the underlying constituents; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the prices of the underlying equities will rise or fall. The closing prices of the underlying equities will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equities. You should be willing to accept the downside risks of owning equities in general and the underlying equities in particular, and the risk of losing some or all of your initial investment.

♦

Owning the Securities is not the same as owning the underlying equities — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equities during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equities may have. Furthermore, the underlying equities may appreciate substantially during the term of the Securities and you will not participate in such appreciation.

♦

There is no affiliation between UBS and the underlying equity issuers or the issuers of the constituents of any underlying equity (the “underlying constituent issuers”), and UBS is not responsible for any disclosure by such issuers — We are not affiliated with the underlying equity issuers or the underlying constituent issuers. However, we and our affiliates may currently or from time to time in the future engage in business with the underlying equity issuers or the underlying constituent issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about each underlying equity, the constituents of any underlying equity, the underlying equity issuers or the underlying constituent issuers. You, as an investor in the Securities, should make your own investigation into each underlying equity, the constituents of any underlying equity, the underlying equity issuers and the underlying constituent issuers. The underlying equity issuers and the underlying constituent issuers are not involved in the Securities offered hereby in any way and have no obligation of any sort with respect to your Securities. The underlying equity issuers and the underlying constituent issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting an underlying equity, the calculation agent may make adjustments to that underlying equity’s initial price, trigger price, or coupon barrier. However, the calculation agent will not make an adjustment in response to all events that could affect an underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement, or the applicable pricing supplement, as necessary to achieve an equitable result. Following certain corporate events relating to an underlying equity issuer where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the common stock or American depositary shares of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If an underlying equity issuer becomes subject to (i) a corporate event whereby an underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on common stock or American depositary shares issued by another company. Following a delisting or discontinuance of an underlying equity that is an ETF, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see “General Terms of the Securities — Antidilution Adjustments” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF” beginning on pages PS-47 and PS-38, respectively, of the product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

The Securities are subject to emerging markets risk — The Securities are linked to shares of iShares® MSCI Mexico Capped ETF (“EWW Fund”) and therefore are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ values. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities linked to EWW Fund are susceptible, before making a decision to invest in those Securities.

♦

The Securities are subject to currency exchange rate risk — The EWW Fund invests in securities that are traded and quoted in a non-U.S. currency. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to the currency in which such securities trade. The value of the currency of Mexico in which the EWW Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, the Mexican government, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each non-U.S. security in the portfolio of EWW Fund. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currency, the value of securities in which the EWW Fund invests will be adversely affected and the value of the Securities may decrease.

♦

The Securities are subject to non-U.S. securities market risk — The Securities are linked to shares of the EWW Fund and therefore are subject to risks associated with a non-U.S. securities market. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

♦

The value of an underlying equity that is an exchange traded fund may not completely track the value of the securities in which such exchange traded fund invests — Although the trading characteristics and valuations of an underlying equity that is an exchange traded fund will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests (the “underlying constituents”), its value may not completely track the value of such securities. The value of such an underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although such an underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

♦

Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of each underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of each underlying equity may differ from its NAV per share; each underlying equity may trade at, above or below its NAV per share.

♦

The value of an exchange traded fund may not completely track the level of the underlying index — While an underlying equity that is an exchange traded fund is designed and intended to track the level of a specific index (an “underlying index”), various factors, including fees and other transaction costs, will prevent such an underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of such an underlying equity will not be equal to the performance of its underlying index during the term of the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equities and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equities, may adversely affect the market price of the underlying equities and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer(s) of the securities held by each underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the amount you receive at maturity of the Securities. The calculation agent may postpone any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the contingent coupon rate, trigger level and coupon barrier, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equities to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $1,000.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security will be determined on the trade date; amounts may have been rounded for ease of reference):

Principal Amount:	$1,000.00
Term:	Approximately 18 months
Contingent Coupon Rate:	9.00% per annum (or 0.75% per month)
Contingent Coupon:	$7.50 per month
Observation Dates:	Monthly (callable after 2 months)
Trigger Observation Date:	Final Valuation Date
Initial Price:
Underlying Equity A:	$50.00
Underlying Equity B:	$60.00
Coupon Barrier:
Underlying Equity A:	$36.50 (which is 73% of the Initial Price)
Underlying Equity B:	$43.80 (which is 73% of the Initial Price)
Trigger Price:
Underlying Equity A:	$36.50 (which is 73% of the Initial Price)
Underlying Equity B:	$43.80 (which is 73% of the Initial Price)

Example 1 — Securities are called on the Second Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	Underlying Equity A: $55.00 (at or above Initial Price and Coupon Barrier) Underlying Equity B: $65.00 (at or above Initial Price and Coupon Barrier)	$7.50 (Contingent Coupon – Not Callable)
Second Observation Date	Underlying Equity A: $50.00 (at or above Initial Price and Coupon Barrier) Underlying Equity B: $60.00 (at or above Initial Price and Coupon Barrier)	$1,007.50 (Settlement Amount)
	Total Payment	$1,015.00 (1.50% total return)

Since the Securities are called on the second observation date (which is approximately two months after the trade date and is the first observation date on which the Securities are callable), UBS will pay on the call settlement date a total of $1,007.50 per Security (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon payment of $7.50 received in respect of the prior observation dates, you will have received a total of $1,015.00, a 1.50% total return on the Securities. You will not receive any further payments on the Securities.

Example 2 — Securities are NOT Called and a Trigger Event Does Not Occur

Date	Closing Price	Payment (per Security)
First Observation Date	Underlying Equity A: $49.00 (at or above Coupon Barrier; below Initial Price) Underlying Equity B: $48.00 (at or above Coupon Barrier; below Initial Price)	$7.50 (Contingent Coupon)
Second Observation Date	Underlying Equity A: $48.00 (at or above Coupon Barrier; below Initial Price) Underlying Equity B: $57.00 (at or above Coupon Barrier; below Initial Price)	$7.50 (Contingent Coupon)
Third through Seventeenth Observation Dates	Underlying Equity A: Various (all at or above Coupon Barrier; below Initial Price) Underlying Equity B: Various (all below Coupon Barrier)	$0.00
Final Valuation Date	Underlying Equity A: $49.00 (at or above Coupon Barrier and Trigger Price; below Initial Price) Underlying Equity B: $57.00 (at or above Coupon Barrier and Trigger Price; below Initial Price)	$1,007.50 (Payment at Maturity)
	Total Payment	$1,022.50 (2.25% total return)

Since the Securities are not called and a trigger event has not occurred, at maturity, UBS will pay a total of $1,007.50 per Security (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon payments of $15.00 received in respect of the prior observation dates, UBS will have paid a total of $1,022.50, a 2.25% total return on the Securities.

Example 3 — Securities are NOT Called and a Trigger Event Occurs

Date	Closing Price	Payment (per Security)
First Observation Date	Underlying Equity A: $47.00 (at or above Coupon Barrier; below Initial Price) Underlying Equity B: $52.00 (at or above Coupon Barrier; below Initial Price)	$7.50 (Contingent Coupon)
Second Observation Date	Underlying Equity A: $49.00 (at or above Coupon Barrier; below Initial Price) Underlying Equity B: $58.00 (at or above Coupon Barrier; below Initial Price)	$7.50 (Contingent Coupon)
Third through Seventeenth Observation Dates	Underlying Equity A: Various (all below Coupon Barrier) Underlying Equity B: Various (all below Coupon Barrier)	$0.00
Final Valuation Date	Underlying Equity A: $62.00 (at or above Initial Price) Underlying Equity B: $24.00 (below Coupon Barrier and Trigger Price)	$1,000.00 + [$1,000.00 × Underlying Return of Least Performing Underlying Equity] = $1,000.00 + [$1,000.00 × -60%] = $1,000.00 - $600.00 = $400.00 (Payment at Maturity)
	Total Payment	$415.00 (58.50% loss)

Since the Securities are not called and the final price of Underlying Equity B is below its trigger price, a trigger event has occured. Therefore, you will be exposed to the negative return of the least performing underlying equity and at maturity UBS will pay you $400.00 per Security. When added to the contingent coupon payments of $15.00 received in respect of prior observation dates, UBS will have paid you $415.00 per Security for a loss on the Securities of 58.50%.

We make no representation or warranty as to which of the underlying equities will be the least performing underlying equity for the purposes of calculating your actual payment at maturity.

The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any observation date, you may lose some or all of your initial investment. Specifically, if the Securities are not called and a trigger event occurs, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return of the least performing underlying equity is less than zero.

The Securities will not pay a contingent coupon if either underlying equity is below its respective coupon barrier on an observation date. The Securities will not be subject to an automatic call if either underlying equity is below its respective initial price on an observation date.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

Information about the Underlying Equities

All disclosures contained in this free writing prospectus regarding the underlying equities are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the underlying equities contained in this free writing prospectus. You should make your own investigation into the underlying equities.

Included on the following pages is a brief description of the underlying equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equities. The information given below is for the four calendar quarters in each of 2010, 2011, 2012 and 2013, where applicable. Partial data is provided for the first calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional© service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equities as an indication of future performance.

Each of the underlying equities is registered with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and or the Securities Exchange Act of 1934, as applicable.

Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of each underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Citigroup Inc.

According to publicly available information, Citigroup Inc. (“Citigroup”) is a global diversified financial services holding company. Citigroup provides consumers, corporations, governments and institutions with a range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services and wealth management. Citigroup has approximately 200 million customer accounts and does business in approximately 160 countries. Citigroup operates through two primary business segments: Citicorp, consisting of its Global Consumer Banking businesses, Institutional Clients Group, and Corporate/other; and Citi Holdings, consisting of its Brokerage and Asset Management, Local Consumer Lending, and Special Asset Pool. Citicorp is Citigroup’s global bank for consumers and businesses, and represents its core franchise. Citicorp is present in nearly 100 countries and offers services in over 160 countries and jurisdictions. Citigroup’s Institutional Clients Groups provides corporate, institutional, public sector and high-net-worth clients with a range of products and services, including cash management, trade finance and services, securities services, trading, underwriting, lending and advisory services. Information filed by Citigroup with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09924, or its CIK Code: 0000831001. Citigroup’s website is http://www.citigroup.com. Citigroup’s common stock is listed on the New York Stock Exchange under the ticker symbol “C.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to Citigroup.

Historical Information

The following table sets forth the quarterly high and low closing prices for Citigroup’s common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of Citigroup’s common stock on February 11, 2014 was $49.66. The actual initial price will be the closing price of Citigroup’s common stock on the trade date. Past performance of Citigroup’s common stock is not indicative of the future performance of Citigroup’s common stock.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$43.10	$31.50	$40.50
4/1/2010	6/30/2010	$49.70	$36.30	$37.60
7/1/2010	9/30/2010	$43.00	$36.60	$39.00
10/1/2010	12/31/2010	$48.10	$39.50	$47.30
1/3/2011	3/31/2011	$51.30	$43.90	$44.20
4/1/2011	6/30/2011	$46.00	$36.81	$41.64
7/1/2011	9/30/2011	$42.88	$23.96	$25.62
10/3/2011	12/30/2011	$34.17	$23.11	$26.31
1/3/2012	3/30/2012	$38.08	$28.17	$36.55
4/2/2012	6/29/2012	$36.87	$24.82	$27.41
7/2/2012	9/28/2012	$34.79	$25.24	$32.72
10/1/2012	12/31/2012	$40.17	$32.75	$39.56
1/2/2013	3/29/2013	$47.60	$41.15	$44.24
4/1/2013	6/28/2013	$53.27	$42.50	$47.97
7/1/2013	9/30/2013	$53.00	$47.67	$48.51
10/1/2013	12/31/2013	$53.29	$47.67	$52.11
1/2/2014*	2/11/2014*	$55.20	$46.34	$49.66

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through February 11, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of Citigroup’s common stock from January 3, 2000 through February 11, 2014, based on information from Bloomberg. The dotted line represents a hypothetical trigger price and coupon barrier of $36.25, which is equal to 73% of the closing price on February 11, 2014. The actual trigger price and coupon barrier will be determined on the trade date. Past performance of Citigroup’s common stock is not indicative of the future performance of Citigroup’s common stock.

iShares® MSCI Mexico Capped ETF

We have derived all information contained herein regarding the iShares® MSCI Mexico Capped ETF (the “EWW Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment advisor of the EWW Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EWW Fund.

The EWW Fund is one of the separate investment portfolios that constitute the iShares Trust. The EWW Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the MSCI Mexico IMI 25/50 Index. The EWW Fund will at all times invest at least 80% of its assets in the securities of the MSCI Mexico IMI 25/50 Index and depositary receipts representing the securities of the MSCI Mexico IMI 25/50 Index. The EWW Fund may invest the remainder of its assets in other securities, including securities not in the MSCI Mexico IMI 25/50 Index, but which BFA believes will help the EWW Fund track the MSCI Mexico IMI 25/50 Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to its MSCI Mexico IMI 25/50 Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the EWW Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI Mexico IMI 25/50 Index that collectively has an investment profile similar to the MSCI Mexico IMI 25/50 Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI Mexico IMI 25/50 Index. The EWW Fund may or may not hold all of the securities that are included in the MSCI Mexico IMI 25/50 Index.

The MSCI Mexico IMI 25/50 Index was developed by MSCI Inc. (“MSCI”) and is calculated, maintained and published by, MSCI Inc. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI Mexico IMI 25/50 Index at any time. The MSCI Mexico IMI 25/50 Index has been developed by MSCI as an equity benchmark for Mexican stock performance, and is designed to measure equity market performance in the Mexican market.

As of September 30, 2013, total annual fund operating expenses of the EWW Fund are expected to accrue at an annual rate of 0.53% of the EWW Fund’s average daily net asset value. Expenses of the EWW Fund reduce the net asset value of the assets held by the EWW Fund and, therefore, reduce the value of the shares of the EWW Fund.

As of September 30, 2013, the EWW Fund held stocks of Mexican companies in the following sectors: Consumer Staples (23.02%), Financials (19.35%), Telecommunication Services (16.75%), Materials (15.95%), Industrials (13.48%), Consumer Discretionary (10.11%), Health Care (1.27%) and S-T Securities (0.04%).

In making your investment decision you should review the prospectus related to the EWW Fund, dated July 1, 2013, filed by iShares, Inc. (‘‘the EWW Fund Prospectus’’) available at: http://www.sec.gov/Archives/edgar/data/930667/000119312513277802/d529040d497.htm

In addition, the EWW Fund Prospectus is available on EWW Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the EWW Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EWW Fund Prospectus.

Information filed by iShares, Inc. with the SEC can be found by reference to its SEC file number: 033-97598 and 811-09102. EWW Fund’s website is http://us.ishares.com/product_info/fund/overview/EWW.htm. Shares of the EWW Fund are listed on the NYSE Arca under ticker symbol “EWW.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EWW Fund.

Historical Information

The following table sets forth the quarterly high and low closing prices for the EWW Fund, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of the EWW Fund on February 11, 2014 was $63.17. The actual initial price will be the closing price of the EWW Fund on the trade date. Past performance of the EWW Fund is not indicative of the future performance of the EWW Fund.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$53.37	$45.85	$53.37
4/1/2010	6/30/2010	$55.49	$46.08	$47.89
7/1/2010	9/30/2010	$53.31	$47.56	$52.99
10/1/2010	12/31/2010	$61.92	$53.90	$61.92
1/3/2011	3/31/2011	$63.04	$58.49	$62.85
4/1/2011	6/30/2011	$64.31	$59.22	$62.56
7/1/2011	9/30/2011	$63.42	$47.24	$48.96
10/3/2011	12/30/2011	$57.52	$48.04	$53.76
1/3/2012	3/30/2012	$62.52	$54.30	$62.52
4/2/2012	6/29/2012	$63.64	$53.65	$61.45
7/2/2012	9/28/2012	$65.74	$60.40	$65.39
10/1/2012	12/31/2012	$71.24	$63.43	$70.53
1/2/2013	3/29/2013	$74.96	$70.05	$74.59
4/1/2013	6/28/2013	$76.71	$58.72	$65.20
7/1/2013	9/30/2013	$70.28	$61.16	$63.89
10/1/2013	12/31/2013	$68.66	$62.41	$68.00
1/2/2014*	2/11/2014*	$67.08	$60.55	$63.17

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through February 11, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the EWW Fund from November 22, 2002 through February 11, 2014, based on information from Bloomberg. The dotted line represents a hypothetical trigger price and coupon barrier of $46.11, which is equal to 73% of the closing price on February 11, 2014. The actual trigger price and coupon barrier will be determined on the trade date. Past performance of the EWW Fund is not indicative of the future performance of the EWW Fund.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-52 of the Trigger Phoenix Autocallable Optimization Securities product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equities. If your Securities are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize gain or loss upon the sale, exchange, automatic call, or redemption on maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Securities. Subject to the discussion below regarding “constructive ownership,” such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss should be capital gain or loss if held for a period of one year or less).

Unless otherwise specified in the applicable pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single debt instrument, or pursuant to some other characterization, including possible treatment as a “constructive ownership transaction” subject to constructive ownership rules of Section 1260 of the Code, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-54 of the Trigger Phoenix Autocallable Optimization Securities product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other index-linked securities that do not guarantee full repayment of principal.

Since the Securities are linked in part to an equity interest in an exchange traded fund, there is a risk that the Securities could be treated as a “constructive ownership transaction” as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). A “constructive ownership transaction” includes certain contracts under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the underlying equity). If an investment in the Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a United States holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-55 of the accompanying product supplement) in respect of a Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the United States holder (the “Excess Gain”). It is not clear how the “net underlying long-term capital gain” would be computed in respect of a Security. Unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Securities (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Securities). Investors should consult with their tax advisors regarding the application of Section 1260 and the regulations thereunder in respect of their acquisition and ownership of the Securities.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-52 of the Trigger Phoenix Autocallable Optimization Securities product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupon payments is unclear. We currently do not intend to withhold any tax on any contingent coupon payments made to a Non-U.S. Holder that provides us with a fully completed and validly executed applicable Internal revenue Service (“IRS”) Form W-8. However, it is possible that the Internal Revenue Service could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treat). We will not pay any additional amounts in respect of such withholding.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under recently proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments that reference U.S. stocks (including shares of the Underlying Stocks) including possibly the Securities, may be treated as dividend equivalents that are subject to U.S. withholding tax. Under these proposed regulations, withholding may be required even in the absence of any actual dividend-related payment or adjustment made pursuant to the terms of the instrument. However, if finalized in their current form, the proposed regulations would not impose a withholding tax on dividend equivalent payments that are made on such equity-linked instruments prior to January 1, 2016. Nevertheless, if we (or the applicable paying agent) are required to withhold, we (or the applicable paying agent) would be entitled to do so without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Proposed Legislation. Moreover, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX (INCLUDING NON-U.S. TAX) CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the Securities specified on the front cover of this document. UBS Securities LLC, acting as agent for UBS, will receive a fee of $10.00 per $1,000.00 stated principal amount of the Securities and will pay the entire fee to VectorGlobal Wealth Management Group as a fixed sales commission of $10.00 for each $1,000.00 stated principal amount of Securities that VectorGlobal Wealth Management Group sells.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 8 and 9 of this free writing prospectus.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances, but who can tolerate downside market risk prior to maturity.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.